Exhibit 99.1

For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

March 2006

New York, NY – April 18, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of March 31, 2006:

	March 31, 2006	February 28, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (3 months)	Percent Change
Homes passed	398,895	370,053	28,842	7.8%	325,954	72,941	22.4%
Terrestrial Broadcasting subscribers	96,914	92,481	4,433	4.8%	85,994	10,920	12.7%
% Saturation	24.3%	25.0%			26.4%
Pay TV subscribers	22,256	19,479	2,777	14.3%	15,618	6,638	42.5%
% Saturation	5.6%	5.3%			4.8%
Internet subscribers	46,444	41,807	4,637	11.1%	34,600	11,844	34.2%
% Saturation	11.6%	11.3%			10.6%

Mikhail A. Smirnov, the Company’s Chief Executive Officer stated, “As a result of this growth, we expect to report that first quarter revenues from subscriber services, which excludes installation, equipment and other revenue, will total $3,781,000, which is an increase of 80.6% from the $2,093,000 of such subscriber services revenue reported for the first quarter of 2005. Revenues from our television services exceeded $1,000,000 in a quarter for the first time, and have increased by 84.4% from the prior year’s first quarter levels, primarily due to a 141.5% increase in revenues from our digital television services. Revenues from our Internet access services totaled $2,778,000, which represents an increase of 79.3% from the prior year’s first quarter levels. Total service revenues for the first quarter represent a quarter-over-quarter increase of 30.3% from the $2,902,000 of service revenues recorded for the fourth quarter of 2005.”

“We are confident that we can continue with this growth as we expand our presence in Moscow and actively work to bring the highest quality services at competitive prices to our customers.”

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com